Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-261274 and 333-259701 on Form N-2 of our report dated March 4, 2022, relating to the consolidated financial statements, financial highlights, and related notes of Great Elm Capital Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 4, 2022